Exhibit 5.1

June 10, 2024

Axon Enterprise, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Axon Enterprise, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 2,231,811 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”), the 4,516,370 shares of Common Stock and the 679,102 shares of Common Stock (collectively, the “Shares”), issuable pursuant to the Axon Enterprise, Inc. Amended and Restated 2022 Stock Incentive Plan, the Axon Enterprise, Inc. 2024 eXponential Stock Plan and the Axon Enterprise, Inc. 2024 CEO Performance Award, respectively (collectively, the “Stock Plans”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) resolutions adopted by the board of directors of the Company on December 20, 2023; (d) resolutions adopted by the board of directors of the Company on March 15, 2024; and (e) the Stock Plans.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein and compliance with applicable state securities laws, we are of the opinion that the Shares when, and if, issued pursuant to the terms of the Stock Plans, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Axon Enterprise, Inc.
17800 North 85th Street
Scottsdale, Arizona 85255